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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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LOUDEYE CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1130 Rainier Avenue South
Seattle, Washington 98144
May 12, 2006
Dear Stockholder:
      You are cordially invited to the annual meeting of stockholders of Loudeye Corp., to be held at Loudeye’s offices located at 1130 Rainier Avenue South, Seattle, Washington 98144, on Wednesday, June 28, 2006, at 2:30 p.m., Pacific Time.
      Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.
      It is important that your shares be represented and voted at the annual meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.
      On behalf of the Board of Directors, I would like to express our appreciation for your continued support for and interest in the affairs of Loudeye Corp. We look forward to seeing you at the annual meeting.

Sincerely,

Michael A. Brochu
President and Chief Executive Officer

1130 Rainier Avenue South
Seattle, Washington 98144
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 28, 2006
      The Annual Meeting of Stockholders (the “Annual Meeting”) of Loudeye Corp. (“Loudeye”) will be held at Loudeye’s offices located at 1130 Rainier Avenue South, Seattle, Washington 98144, on Wednesday, June 28, 2006, at 2:30 p.m. (Pacific Time) for the following purposes:
      1.     To elect two (2) Class III directors to hold office for a three-year term and until their respective successors are elected and qualified; and
      2.     To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
      The foregoing items of business are more fully described in the attached Proxy Statement.
      Only stockholders of record at the close of business on May 1, 2006, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection by any stockholder, for any purpose relating to the meeting, at Loudeye’s headquarters located at 1130 Rainier Avenue South, Seattle, Washington 98144 during ordinary business hours for the ten-day period prior to the Annual Meeting.

By order of the Board of Directors,

Eric S. Carnell
Vice President, General Counsel and Secretary
Seattle, WA
May 12, 2006
IMPORTANT
      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

LOUDEYE CORP.
1130 Rainier Avenue South
Seattle, Washington 98144
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 28, 2006
      These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Loudeye Corp., a Delaware corporation, for the Annual Meeting of Stockholders to be held at Loudeye’s offices located at 1130 Rainier Avenue South, Seattle, Washington 98144, on Wednesday, June 28, 2006 , at 2:30 p.m. (Pacific Time), and at any adjournment or postponement of the Annual Meeting.
      Loudeye expects that this Proxy Statement and the accompanying proxy will first be mailed to stockholders on or about May 12, 2006. Loudeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC is included within the Annual Report to Stockholders being mailed to Loudeye’s stockholders of record with this Proxy Statement. This Proxy Statement is also available to stockholders without charge upon written request addressed to Corporate Secretary, Loudeye Corp., 1130 Rainier Avenue South, Seattle, Washington 98144.
PURPOSE OF MEETING
      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Record Date, Voting Rights and Outstanding Shares
      Only stockholders of record at the close of business on May 1, 2006 will be entitled to receive notice of, and to vote at, the Annual Meeting. As of that date, there were outstanding and entitled to vote 132,591,381 shares of common stock, $0.001 par value (the “Common Stock”) of Loudeye. Each stockholder is entitled to one vote for each share of Common Stock held of record on that date and may vote such shares either in person or by proxy.
      Loudeye’s board of directors and stockholders have approved an amendment to Loudeye’s Certificate of Incorporation to effect a reverse stock split of Loudeye’s authorized and issued and outstanding Common Stock at ratios of one-for-two, one-for-three, one-for-four, one-for-five, one-for-six, one-for-seven, one-for-eight, one-for-nine or one-for-ten. The board of directors may elect to effect a reverse stock split at any one of these ratios at any time before the 2006 Annual Meeting. Loudeye expects to effect a reverse stock split at one of the previously approved ratios before the 2006 Annual Meeting. As a result, the number of shares owned by each stockholder of record would be proportionately reduced if a reverse stock split is implemented prior to the 2006 Annual Meeting.

Solicitation
      The enclosed proxy relating to the Annual Meeting is solicited on behalf of the Board and the cost of such solicitation will be borne by Loudeye. Certain of the officers and regular employees of Loudeye may solicit proxies by correspondence, telephone or in person, without extra compensation. Loudeye may also pay to banks, brokers, nominees and certain other fiduciaries their reasonable expenses incurred in forwarding proxy material to the beneficial owners of the securities held by them.
Voting Procedures
      The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by an inspector of elections appointed by Loudeye. A quorum, consisting of a majority of all stock issued, outstanding and entitled to vote at the Annual Meeting, will be required to be present in person or by proxy for the transaction of business at the Annual Meeting and any adjournment thereof. If a quorum is not present, a majority of the votes properly cast will adjourn the meeting.
      Abstentions will have no effect on the outcome of the vote for the election directors even though the stockholder so abstaining may intend a different interpretation. Abstentions will be counted towards the tabulation of votes cast on other proposals presented to the stockholders and will have the same effect as negative votes. Shares of Common Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the Annual Meeting, will not be counted towards a quorum and will not be voted in the election of directors or any other matter. Shares of Common Stock held of record by brokers who return a signed and dated proxy but who fail to vote (known as a “broker non-vote”) on any matter will be counted towards a quorum, but will not be not counted for any purpose in determining whether a matter has been approved.
Voting of Proxies
      General. The enclosed proxy, if executed and returned, will be voted as directed on the proxy.
      Proxies Without Voting Instructions. Proxies that are properly signed and dated but which do not contain voting instructions will be voted “FOR” the election of the nominees as directors. If any other matters shall properly come before the Annual Meeting, the authorized proxy will be voted by the proxies in accordance with their best judgment.
      Voting Shares Held Through Broker By Proxy. If your shares of Common Stock are held by your broker, your broker will vote your shares for you if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under applicable rules, on which your broker may vote shares held in “street name” in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Loudeye believes the election of directors will be considered routine, and therefore brokers can vote in favor each of Loudeye’s nominees for director in the absence of instructions.
      Voting Of Shares Held Through Broker In Person. If your shares of Common Stock are held by your broker in a name other than yours and you wish to vote those shares in person at the Annual Meeting, you must obtain from the nominee holding your shares a properly executed legal proxy, identifying you as a stockholder of Loudeye, authorizing you to act on behalf of the nominee at the Annual Meeting and specifying the number of shares with respect to which the authorization is granted.

      Other Matters. If you sign and return the enclosed proxy card, you grant to the persons named in the proxy the authority to vote in their discretion on any other matters that may properly come before the Annual Meeting, including any adjournment or postponement thereof. Other matters that may be properly brought before the Annual Meeting, unless otherwise provided in Loudeye’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or Bylaws or by statute, will be approved if they receive a majority of the votes properly cast on the matter. Loudeye’s management does not presently know of any other matters to be brought before the Annual Meeting.
Revocation of Proxies
      Signing the enclosed proxy card will not prevent a record holder from voting in person at the Annual Meeting or otherwise revoking the proxy. A record holder may revoke a proxy at any time before the Annual Meeting in the following ways:

•	filing with Loudeye’s corporate secretary, before the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	authorizing a later dated proxy (by executing a proxy) relating to the same shares and delivering it to Loudeye before the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the meeting will not by itself constitute a revocation of the proxy.
      Record holders should send any written notice of revocation or subsequent proxy addressed to Corporate Secretary, Loudeye Corp., 1130 Rainier Avenue South, Seattle, Washington 98144, or hand deliver the notice of revocation or subsequent proxy to the corporate secretary or its representative before the vote at the Annual Meeting.
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
      Pursuant to Loudeye’s Certificate of Incorporation, Loudeye’s Board is divided into three classes — Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of stockholders. Each director holds office until his successor is elected and qualified or until the earlier of his death, resignation or removal. In accordance with the Certificate of Incorporation, Class I directors are to be elected at the annual meeting in 2007, Class II directors are to be elected at the 2008 Annual Meeting and Class III directors are to be elected at the annual meeting in 2006. If any director is unable to stand for re-election, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies which would have been voted for the original director candidate will be cast for the substitute candidate.
      Two Class III directors are to be elected to the Board at the 2006 Annual Meeting, to serve until the annual meeting of stockholders to be held in 2009 and until their successors have been elected and qualified, or until the earlier of their death, resignation or removal.

Nominees
      The nominees for election as the Class III Directors are Michael Brochu and Frank Varasano. The nominees are presently serving as directors of Loudeye. Shares represented by all proxies received by the Board and not so marked as to withhold authority to vote for Messrs. Brochu and Varasano (by writing Mr. Brochu’s and/or Mr. Varasano’ name where indicated on the proxy) will be voted (unless Mr. Brochu and/or Mr. Varasano is unable or unwilling to serve) FOR the election of Mr. Brochu and Mr. Varasano. The Board knows of no reason why Mr. Brochu or Mr. Varasano would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of another nominee designated by the Nominating and Governance Committee of the Board.
      The information below sets forth information concerning the current members of the Board as of March 1, 2006, including the nominees for Class II Directors:

		Class of		Director
Name	Age	Director	Principal Occupation	Since

Jason S. Berman(2)	68	I	Principal, Berman-Rosen Consulting	2005
Johan C. Liedgren(1),(2),(3)	41	I	Chief Executive Officer, Honkworm International	1998
Kurt R. Krauss(1),(2),(3)	56	II	Chief Executive Officer, Sachem Investments LLC	2003
Michael A. Brochu	52	III	President and Chief Executive Officer, Loudeye Corp.	2003
Frank A. Varasano(1)	59	III	Retired	2005

(1)	Member of Loudeye’s Compensation Committee

(2)	Member of Loudeye’s Audit Committee

(3)	Member of Loudeye’s Nominating and Governance Committee
Class I Director Continuing in Office Until 2007 Annual Meeting of Stockholders:

Jason S. Berman
      Mr. Berman has served as a director since April 2005. Mr. Berman is a principal at Berman-Rosen Consulting, a private consulting firm co-founded by Mr. Berman in January 2006. During 2005, Mr. Berman served as Chairman Emeritus of the International Federation of Phonographic Industries, or IFPI, the trade organization of the international recording industry whose members comprise more than 1,500 record producers and distributors worldwide. From January 1999 to December 2004, Mr. Berman served as Chairman and CEO of the IFPI. Prior to joining IFPI, Mr. Berman served as President of the Recording Industry Association of America, RIAA, beginning in 1987, and as Chairman beginning in 1992, positions he held through May 1998. Mr. Berman also served as Special Counsel for Trade to President Clinton in the fall of 1998. Since February 2005, he has served on the Board of Mohen, Inc. which operates Musicloads, a private music download service company, and Wurld Media, Inc., a privately held digital media technology company. Mr. Berman holds a Masters Degree from Northwestern University.

Johan C. Liedgren
      Mr. Liedgren has served as a member of the Board since April 1998. Since October 1997, Mr. Liedgren has served as Chief Executive Officer of Honkworm International, an entertainment consulting company. From January 1990 to August 1997, he worked for Microsoft Corporation in several positions, most recently as Director of Channel Development. Mr. Liedgren is an advisor and investor in several technology companies both in the U.S. and in Europe. Mr. Liedgren also works with film and television projects and is currently in partnership with Digital Kitchen LLC, a commercial production agency, to create and produce branded entertainment. Mr. Liedgren serves on the board of directors of Media Cast, provider of adaptive traffic engineering technologies for broadband networks. Mr. Liedgren attended the University of Stockholm in Sweden.

Class II Director Nominees to Serve as Directors for a Term Expiring at the 2008 Annual Meeting of Stockholders:

Kurt R. Krauss
      Mr. Krauss has served as a director since September 2003. Mr. Krauss is the founder of Sachem Investments LLC, a private investment firm in Greenwich, Connecticut, and serves on several for-profit and not-for-profit boards of directors. He was Chief Financial Officer of Burson-Marsteller, the world’s largest public relations and marketing communications firm, from 1997 to 2000. Prior to Burson-Marsteller, Mr. Krauss co-founded the Mead Point Group, a management consulting firm, which was acquired by Young & Rubicam in 1997. From 1978 until 1992, Mr. Krauss was a partner at Booz, Allen & Hamilton, where he was the global leader of the firm’s Service Operations Practice and served for three years on the firm’s board of directors. Mr. Krauss holds a Masters degree from Carnegie Mellon University.
Class III Director Continuing in Office Until the 2006 Annual Meeting of Stockholders:

Michael A. Brochu
      Mr. Brochu has served as Loudeye’s President and Chief Executive Officer since January 2005, and as a director since December 2003. From November 1997 to November 2004, Mr. Brochu served as the President and Chief Executive Officer of Primus Knowledge Solutions, Inc. (“Primus”), a publicly traded software company. From November 1998 to November 2004, Mr. Brochu also served as Chairman of the Board of Directors of Primus. Mr. Brochu was President and Chief Operating Officer of Sierra On-Line, Inc., an interactive software publisher, from June 1994 until October 1997. Mr. Brochu currently serves on the board of directors of Art Technology Group, Inc. (ATG), an e-commerce software provider, and Emphysis Medical Management, a medical billing and physicians’ service firm. Mr. Brochu also sits on the advisory board of Voyager Capital, a venture capital firm. Mr. Brochu holds a B.B.A. from the University of Texas, El Paso.

Frank A. Varasano
      Mr. Varasano has served as a director since June 2005. From 1999 to 2001, Mr. Varasano served as Executive Vice President at Oracle Corporation where he was responsible for marketing, sales and consulting to Oracle’s 400 largest product producing clients and was a member of the Executive Committee. Prior to that, Mr. Varasano held several senior management positions during his 25 year tenure at Booz Allen and Hamilton, designing and leading strategic programs for the firm’s largest clients to improve their competitive position. As a Senior Vice President he led the firm’s largest practice (Engineering and Manufacturing), office (New York) and regional profit center (United States). He served on the firm’s Board of Directors and Executive Committee. Mr. Varasano holds a B.S. Degree from the United States Naval Academy, and a Master’s in Business Administration from Harvard Business School. He also served as an officer aboard the USS Patrick Henry, a nuclear submarine.
Vote Required
      If a quorum is present and voting, the two nominees for Class III directors receiving the highest number of votes will be elected as Class III directors. Abstentions and broker non-votes have no effect on the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
“FOR” THE CLASS III DIRECTOR NOMINEES PROPOSED ABOVE.

CORPORATE GOVERNANCE
Board of Directors
      The Board has responsibility for establishing broad corporate policies and reviewing Loudeye’s overall performance. The Board’s primary responsibility is to oversee the management of Loudeye and, in so doing, to serve the best interests of Loudeye and its stockholders. The Board met 13 times during the fiscal year ended December 31, 2005 in regular and special meetings. Each director attended all regularly scheduled meetings and at least 92% of the special meetings of the Board and Board committees of which he was a member.
      Loudeye, as a matter of policy, encourages its directors to attend meetings of stockholders. One of the two nominees for election as director who were directors at the time of the last stockholder meeting in May 2005 attended that meeting.
Independence of the Board of Directors
      After review of all relevant transactions or relationships between each director, or any of his family members, and Loudeye, the senior management of Loudeye and its independent registered public accounting firm, the Board has affirmatively determined that Messrs. Berman, Krauss, Liedgren and Varasano are independent directors within the meaning of the Nasdaq listing standards. Messrs. Berman, Krauss and Liedgren serve on Loudeye’s audit committee.
Executive Sessions
      The independent directors of the Board will meet at least twice annually in executive sessions outside the presence of non-independent directors and management.
Committees, Charters and Policies
      Congress enacted the Sarbanes-Oxley Act of 2002 in July 2002. Since that time, the Securities and Exchange Commission and the Nasdaq Stock Market have adopted a number of new rules to implement that law affecting many aspects of the corporate governance of publicly traded companies. Loudeye must be in compliance with a number of those rules, including rules on the composition and powers of the full Board of Directors and of the three standing committees described below.
      The Board believes that good corporate governance is important to ensure that Loudeye is managed for the long-term benefit of its stockholders. The Board has reviewed Loudeye’s corporate governance policies to comply with the new rules, including the requirements of Sarbanes-Oxley and the Nasdaq Stock Market. Following are Loudeye’s key corporate governance policies or charters:

•	Charter for the Audit Committee comprised of independent directors;

•	Charter for the Compensation Committee comprised of independent directors;

•	Charter for the Nominating and Governance Committee comprised of independent directors; and

•	Code of Ethics, applicable to all officers, directors and employees of Loudeye.
      The Charters of the Committees and the Code of Ethics, which have been adopted by the Board, are available on the corporate governance section of Loudeye’s website (http://www.loudeye.com/en/aboutus/corpgovernance.asp).

      Audit Committee. The Audit Committee met nine times in 2005. Directors Berman, Krauss and Liedgren are members of the Audit Committee. All members of the Audit Committee are independent in accordance with the Nasdaq listing requirements and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Audit Committee is generally responsible for:

•	Appointing, compensating, retaining and overseeing Loudeye’s independent registered public accounting firm;

•	Reviewing Loudeye’s independent registered public accounting firm’s independence and qualifications;

•	Reviewing Loudeye’s annual and interim reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports;

•	Reviewing Loudeye’s audit policies;

•	Reviewing before issuance Loudeye’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies;

•	Discussing Loudeye’s audited financial statements with management and the independent registered public accounting firm; and

•	Reviewing and discussing the adequacy of both Loudeye’s internal accounting controls and other factors affecting the integrity of Loudeye’s financial reports with management and Loudeye’s independent registered public accounting firm.
      The Board has determined that all members of Loudeye’s Audit Committee are financially literate and have financial management expertise, as the Board has interpreted such qualifications in its business judgment. In addition, the Board has determined that Kurt R. Krauss, the Chairman of the Audit Committee, is an audit committee financial expert as defined in Item 401 of Regulation S-K under the Securities Exchange Act of 1934.
      Compensation Committee. The Compensation Committee met five times in 2005. Directors Krauss, Liedgren and Varasano are members of the Compensation Committee. All members of the Compensation Committee are independent. The Compensation Committee is generally responsible for:

•	Reviewing and approving Loudeye’s goals and objectives relevant to compensation of executive officers including the CEO;

•	Evaluating the CEO’s performance in light of those goals and objectives;

•	Setting the compensation of the CEO and other executive officers;

•	Making recommendations to the Board regarding incentive compensation plans and equity-based plans for all executive officers;

•	Developing and implementing a long term strategy for employee compensation; and

•	Administering and making grants under Loudeye’s incentive compensation plans and equity-based plans to the extent that such functions are delegated to the Compensation Committee.
      Nominating and Governance Committee. The Nominating and Governance Committee met one time in 2005. Directors Krauss and Liedgren are members of the Nominating and Corporate Governance Committee. All members of the Nominating and Governance Committee are independent in accordance with Nasdaq listing requirements. The Nominating and Governance Committee is generally responsible for:

•	Overseeing the annual evaluation of the Board’s effectiveness;

•	Identifying individuals qualified to become Board members;

•	Recommending persons to be nominated by the Board for election of directors at the annual meeting of stockholders; and

•	Reviewing and advising the Board on the corporate governance principles and policies applicable to Loudeye.

Stockholder Communication with the Board of Directors
      Stockholders may communicate directly with the Board. All communications should be directed to Loudeye’s corporate secretary at Corporate Secretary, 1130 Rainier Avenue South, Seattle, Washington 98144, and should prominently indicate on the outside of the envelope that it is intended for the Board, or for non-management directors. Each communication intended for the Board and received by the corporate secretary will be sent periodically, but in any event prior to each regularly-scheduled Board meeting, to the specified party following its clearance through normal security procedures. The communication will not be opened, but rather will be forwarded unopened to the intended recipient.
Recommendations for Director
      There have been no changes in the procedures by which security holders may recommend nominees to Loudeye’s board of directors since Loudeye’s filed its definitive proxy on Form DEF 14A with the SEC on April 18, 2005.
      The Nominating and Governance Committee has developed a list of criteria, which is discussed below, that are considered, along with other factors, in its evaluation of candidates for nomination as director. To comply with regulatory requirements, a majority of Board members must qualify as independent members under the rules of the Nasdaq Stock Market, and at least one member of the Audit Committee must be an expert in financial matters. The Nominating and Governance Committee will consider all candidates properly recommended to the Committee and will evaluate each of them, including incumbents, based on the same criteria.
      Stockholders of record of Loudeye may recommend director candidates for inclusion in the slate of nominees that the Board recommends to stockholders for election. The Nominating and Governance Committee will review the qualifications of recommended candidates. If the Committee determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, his or her name will be included in Loudeye’s proxy card for the stockholder meeting at which his or her election is recommended.
      Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting their names and other information detailed below in writing to: Corporate Secretary, Loudeye Corp., 1130 Rainier Avenue South, Seattle, Washington, 98144. The Nominating and Governance Committee will consider a submission of a stockholder candidate only if the submission is delivered to, or mailed and received at, the above address not earlier than 90 days and not later than 60 days before the anniversary date of the prior year’s annual meeting of stockholders; provided, however, that in the event that (i) the date of the annual meeting is more than 30 days prior to or more than 60 days after the anniversary date of the prior year’s annual meeting, and (ii) less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, for the submission by the stockholder to be timely it must be so received not later than the close of business on the 10th day following the day on which such notice of the meeting was mailed or such public disclosure was made. A stockholder’s submission of a potential director candidate must include the following information as to each person whom the stockholder proposes to be nominated for election as a director: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person for the five years preceding the date of the submission, and (c) the class and number of shares of Loudeye stock which are beneficially owned by such person. Such submission must also include the nominee’s written consent to be named in the proxy statement as a nominee. The Nominating and Governance Committee will evaluate candidates recommended by stockholders by following the same process, and applying the same criteria, as for candidates submitted by Board members or by other persons.

      The process followed by the Nominating and Governance Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Governance Committee and the Board. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee will apply such criteria as it determines to be relevant, including, but not necessarily limited to, the following:

•	experience;

•	judgment;

•	diversity;

•	ability and willingness to devote the necessary time;

•	familiarity with domestic and/or international markets, all in the context of an assessment of the perceived needs of Loudeye; and

•	a reputation for integrity, honesty and adherence to high ethical standards.
      The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Loudeye believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

BENEFICIAL OWNERSHIP OF COMMON STOCK
      The following table shows how much Common Stock is beneficially owned by the directors, each of the executive officers named in the Summary Compensation Table below, all directors and executive officers as a group and owners of more than 5% of the outstanding Common Stock of Loudeye, as of March 1, 2006. Except as otherwise noted, the address of each person listed in the table is c/o Loudeye Corp., 1130 Rainier Avenue South, Seattle, WA 98144.
      Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, shares for which the named person has sole or shared power over voting or investment decisions are included. Percentage of beneficial ownership is based on 132,560,666 shares outstanding as of March 1, 2006. For each named person, the percentage ownership includes stock which the person has the right to acquire within 60 days after March 1, 2006. However, such shares are not deemed outstanding with respect to the calculation of ownership percentage for any other person.

	Amount and Nature of	Percent of
Name and Address	Beneficial Ownership	Common Stock

Jason S. Berman(1)	50,000	*
Michael A. Brochu(2)	1,278,750	*
Kurt R. Krauss(3)	385,695	*
Johan C. Liedgren(1)	145,417	*
Frank A. Varasano(1)	41,660	*
Chris J. Pollak(4)	104,668	*
Charles Edward Averdieck(5)	264,101	*
Jason McCartney(6)	312,510	*
Eric S. Carnell(7)	134,333	*
All directors and executive officers as a group as of March 1, 2006 (9 persons)	2,717,134	2.0%

*	Indicates less than one percent (1%).

(1)	Consists of shares issuable upon the exercise of outstanding stock options within 60 days of March 1, 2006.

(2)	Consists of 122,500 shares held by Mr. Brochu, 562,500 shares of restricted stock, 46,875 of which were vested within 60 days of March 1, 2006, and 593,750 shares issuable upon exercise of outstanding stock options within 60 days of March 1, 2006.

(3)	Consists of 190,741 shares held by Mr. Krauss, 47,037 shares held by Sachem Investments LLC, of which Mr. Krauss is the sole member, and 147,917 shares issuable upon the exercise of outstanding stock options within 60 days of March 1, 2006. Mr. Krauss disclaims beneficial ownership of the shares held by Sachem Investments LLC, except to the extent of his pecuniary interest in those shares.

(4)	Consists of 50,000 shares of restricted stock, none of which were vested within 60 days of March 1, 2006, and 54,688 shares issuable upon exercise of outstanding stock options within 60 days of March 1, 2006.

(5)	Consists of 65,559 shares held by Mr. Averdieck, 100,000 shares of restricted stock, none of which were vested within 60 days of March 1, 2006, and 98,542 shares issuable upon the exercise of outstanding stock options within 60 days of March 1, 2006.

(6)	Consists of 100,000 shares of restricted stock, none of which were vested within 60 days of March 1, 2006, and 212,510 shares issuable upon exercise of outstanding stock options within 60 days of March 1, 2006.

(7)	Consists of 1,000 shares held by Mr. Carnell, 50,000 shares of restricted stock, of which 12,500 were vested within 60 days of March 1, 2006, and 83,333 shares issuable upon the exercise of outstanding stock options within 60 days of March 1, 2006.

Section 16(a) Beneficial Ownership Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires Loudeye’s executive officers and directors, and persons who own more than ten percent of the outstanding Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish Loudeye with copies of all Section 16(a) forms they file.
      Based upon the written representations of Loudeye’s directors and executive officers, and copies of the reports that they have filed with the Securities and Exchange Commission, Loudeye believes that during fiscal year 2005, all persons subject to the reporting requirements pursuant to Section 16(a) during the fiscal year ended December 31, 2005, filed the required reports on a timely basis with the SEC, except that Michael A. Brochu filed one late Form 4 relating to an option grant, and Lawrence J. Madden filed one late Form 4 relating to an option grant.
Certain Relationships and Related Transactions

Employment and Indemnification Agreements with Executive Officers
      Loudeye has entered into employment agreements or letters with each of its executive officers, including Messrs. Brochu, Pollak and Averdieck, and certain other officers and employees. Loudeye has also entered into indemnification agreements with each of its directors, current executive officers and certain other officers. For additional information regarding these employment and indemnification agreements, see “Compensation Arrangements with Executive Officers” appearing below.

OD2 Transaction
      Mr. Averdieck is a former officer of OD2, which Loudeye acquired in June 2004. On February 25, 2005, Loudeye entered into an agreement with former OD2 shareholders including Mr. Averdieck to restructure Loudeye’s deferred and contingent consideration obligations owed to the former shareholders of OD2. Pursuant to the terms of the original OD2 transaction as modified in February 2005, Mr. Averdieck received the following payments in fiscal 2005:

	Number of Shares	July 2005	December 2005	Total 2005
Name	Issued March 2005	Cash Payment	Cash Payment	Cash Payments

Charles Edward Averdieck	64,371	$48,304	$48,304	$96,608
COMPENSATION AND OTHER INFORMATION
CONCERNING DIRECTORS AND OFFICERS
Compensation Arrangements with Directors
      Each non-employee director currently receives an annual retainer of $30,000 in connection with his service on the Board, paid in quarterly installments (but contingent on his attending a specific number of Board meetings). In addition, all non-employee directors receive an option to purchase 100,000 shares of Common Stock upon initial appointment to the Board. At each annual meeting of Loudeye’s stockholders, each non-employee director who will continue serving on the Board following the meeting, and who has been a director for at least six months prior to the meeting, receives an option to purchase an additional 25,000 shares of Common Stock. These options are exercisable for ten years. The shares underlying the initial grant vest monthly in substantially equal increments over twelve months, commencing on the grant date. Annual grants also vest monthly in substantially equal increments over twelve or twenty-four months, commencing on the grant date. The exercise price of options granted to directors must be at least 100% of the fair market value of the Common Stock on the date of grant. The options may be exercised only (a) while the individual is serving as a director on the Board, (b) within twelve months after termination by death or disability, or (c) within three months after the individual’s term as director ends.

Information on Executive Officers
      The names of Loudeye’s executive officers, and certain biographical information furnished by them, are included below.

Name	Age	Position with Loudeye

Michael A. Brochu	52	President and Chief Executive Officer and Director
Chris J. Pollak	39	Chief Financial Officer
Charles Edward Averdieck	41	Managing Director, Europe
      Mr. Brochu has served as Loudeye’s President and Chief Executive Officer since January 2005, and as a director since December 2003. From November 1997 to November 2004, Mr. Brochu served as the President and Chief Executive Officer of Primus Knowledge Solutions, Inc. (“Primus”), a publicly traded software company. From November 1998 to November 2004, Mr. Brochu also served as Chairman of the Board of Directors of Primus. Mr. Brochu was President and Chief Operating Officer of Sierra On-Line, Inc., an interactive software publisher, from June 1994 until October 1997. Mr. Brochu currently serves on the board of directors of Art Technology Group, Inc. (ATG), an e-commerce software provider, and Emphysis Medical Management, a medical billing and physicians’ service firm. Mr. Brochu also sits on the advisory board of Voyager Capital, a venture capital firm. Mr. Brochu holds a B.B.A. from the University of Texas, El Paso.
      Mr. Pollak has served as our Chief Financial Officer since November 2005 and prior to that time served as our Vice President Finance beginning in January 2005. From August 2000 to December 2004, Mr. Pollak was employed at Primus Knowledge Solutions, Inc., a publicly traded software company, most recently as Vice President of Finance. From July 1998 to August 2000, Mr. Pollak was the Chief Financial Officer of Government Computer Sales, Inc., a privately-held technology company. Mr. Pollak holds a B.A. in Business Administration from Washington State University and is a certified public accountant.
      Mr. Averdieck has served as Managing Director, Europe since January 2005 and prior to that time served as Director, International Sales and Marketing beginning in June 2004 following Loudeye’s acquisition of OD2. At OD2, Mr. Averdieck served as a director and led OD2’s sales operations beginning in June 2000. Mr. Averdieck launched “Digital Download Day” in April 2003, an initiative geared toward awareness of a viable digital music services across Europe. Prior to joining OD2, Mr. Averdieck was a director at BMG UK and Castle Music, a leading U.K. based independent label, and prior to that Mr. Averdieck held various marketing management positions at Proctor & Gamble. Mr. Averdieck holds a Master’s Degree from The University of St. Andrews.

Summary Compensation Table
      The following Summary Compensation Table sets forth the compensation during the last three fiscal years of each person who served as Chief Executive Officer during the fiscal year ended December 31, 2005, and the four most highly compensated persons other than the Chief Executive Officer who were serving as executive officers of Loudeye or for whom disclosures would have been provided but for the fact that the person was not serving as an executive officer as of December 31, 2005. These individuals are collectively referred to as “Named Executive Officers.”
Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation Awards			Payouts

				Other Annual	Restricted		Securities	LTIP	All Other
	Fiscal	Salary	Bonus	Compensation	Stock		Underlying	Payouts	Compensation
Name & Principal Position	Year	($)(1)	($)(2)	($)	Award(s)		Options (#)	($)	($)

Michael A. Brochu(3)	2005	$299,166	$25,000	$1,650	$555,000	(4)	1,500,000	—	—
President and Chief Executive	2004	30,000	—	—	—		25,000	—	—
Officer and Director	2003	7,500	—	—	—		100,000	—	—
Chris J. Pollak(5)	2005	139,718	10,000	1,800	40,000	(6)	375,000	—	—
Chief Financial Officer
Charles Edward Averdieck(7)	2005	373,110	—	15,583	46,000	(8)	300,000	—	—
Managing Director,	2004	171,474	—	23,914	—		215,000	—	—
Europe
Jason E. McCartney(9)	2005	205,416		1,725	100,000	(10)	300,000	—	—
Vice President, Development	2004	152,077	48,500	—	—		450,000	—	—
Eric S. Carnell(11)	2005	197,278	15,000	1,800	36,500	(12)	—	—	—
Vice President, General	2004	69,375	25,000	675			200,000	—	—
Counsel & Secretary
Jeffrey M. Cavins(13)	2005	270,833	—	150	—		—	—	—
Chief Executive Officer	2004	250,000	—	—	—		1,250,000	—	—
	2003	269,375	62,500	—	—		1,500,000	—	—

(1)	Includes amounts deferred under Loudeye’s 401(k) plan.

(2)	Includes bonuses earned in the indicated year and paid in the subsequent year.

(3)	Mr. Brochu became President and Chief Executive Officer or Loudeye on January 31, 2005. Prior to that time, Mr. Brochu was a director of Loudeye. Bonus compensation in 2005 represents a signing bonus paid pursuant to the terms of the Executive Employment Agreement between Loudeye and Mr. Brochu dated January 31, 2005. Other annual compensation in the fiscal year ended December 31, 2005 represents cell phone allowance. Compensation in fiscal years 2004 and 2003 represents compensation received by Mr. Brochu in his capacity as a director. Securities underlying options in fiscal years 2004 and 2003 represents option awards to Mr. Brochu in his capacity as a director.

(4)	Represents the dollar value of a restricted stock award to Mr. Brochu for 750,000 shares granted July 13, 2005, at a closing market price on such date of $0.74. As of December 31, 2005, Mr. Brochu continued to hold 750,000 shares of restricted stock valued at $285,000 using the value of Loudeye’s common stock on December 30, 2005.

(5)	Mr. Pollak became Chief Financial Officer in November 2005, and prior to that time served as Vice President Finance beginning in January 2005.

(6)	Represents the dollar value of a restricted stock award to Mr. Pollak for 50,000 shares granted July 31, 2005, at a closing market price on such date of $0.80. As of December 31, 2005, Mr. Pollak continued to hold 50,000 shares of restricted stock valued at $19,000 using the value of Loudeye’s common stock on December 30, 2005.

(7)	Compensation data for Mr. Averdieck in fiscal year ended 2004 is for the period from June 22, 2004, the date of Loudeye’s acquisition by merger of OD2, to December 31, 2004. Other annual compensation consists of an employee pension benefit and employee National Insurance Contribution paid by OD2.

(8)	Represents the dollar value of a restricted stock award to Mr. Averdieck for 100,000 shares granted December 15, 2005, at a closing market price on such date of $0.46. As of December 31, 2005, Mr. Averdieck continued to hold 100,000 shares of restricted stock valued at $46,000 using the value of Loudeye’s common stock on December 30, 2005.

(9)	Mr. McCartney joined Loudeye in January 2004.

(10)	Represents the dollar value of a restricted stock award to Mr. McCartney for 100,000 shares granted September 15, 2005, at a closing market price on such date of $1.00. As of December 31, 2005, Mr. McCartney continued to hold 100,000 shares of restricted stock valued at $38,000 using the value of Loudeye’s common stock on December 30, 2005.

(11)	Mr. Carnell joined Loudeye in August 2004.

(12)	Represents the dollar value of a restricted stock award to Mr. Carnell for 50,000 shares granted June 30, 2005, at a closing market price on such date of $0.73. As of December 31, 2005, Mr. Carnell continued to hold 50,000 shares of restricted stock valued at $19,000 using the value of Loudeye’s common stock on December 30, 2005.

(13)	Mr. Cavins resigned as Loudeye’s Chief Executive Officer on January 31, 2005. Under the terms of a separation agreement between Mr. Cavins and Loudeye, Mr. Cavins served as a consultant through March 17, 2005. As part of this agreement, Mr. Cavins received a separation payment equal to one year’s salary, or $250,000, in 2005. Other annual compensation in the fiscal year ended December 31, 2005 represents cell phone allowance. Compensation in fiscal year 2003 includes amounts earned by Mr. Cavins as Senior Vice President of Sales for part of the year prior to becoming President and Chief Executive Officer in March 2003.
Compensation Arrangements with Executive Officers
      Following are summaries of employment agreements between Loudeye and each of its executive officers, Mike Brochu, Chris Pollak and Charles Edward Averdieck.
      Michael A. Brochu. Loudeye and Mr. Brochu entered into an amended and restated executive employment agreement dated March 30, 2005, pursuant to which Mr. Brochu is employed as Loudeye’s President and Chief Executive Officer. The executive employment agreement provides for a base salary of $325,000 together with a signing bonus of $25,000. The initial term of the executive employment agreement ran until December 31, 2005, and the agreement has been renewed through December 31, 2006. Mr. Brochu received an option grant to purchase 1,500,000 shares of Loudeye’s common stock for an exercise price of $1.53 per share. This option vests over a four year period — 25% as of January 31, 2006, and the remainder monthly thereafter over three years. Mr. Brochu also received a restricted stock award of 750,000 shares which vested 25% on January 31, 2006, and vests quarterly thereafter for 12 consecutive quarters. If Mr. Brochu is terminated in connection with a change of control of Loudeye or otherwise terminated without cause or if Mr. Brochu terminates his employment for good reason, his stock options and restricted stock grant will vest in full. The employment agreement provides for the opportunity to receive a bonus of up to 50% of base salary if Mr. Brochu meets target performance goals identified by the Compensation Committee of the Board and up to 100% of base salary if Mr. Brochu meets maximum performance goals identified by the Compensation Committee of the Board. The actual amount of performance bonuses will be determined by the Compensation Committee of the Board, provided that no bonuses will be paid in the event Loudeye does not have a positive balance of earnings before interest, tax, depreciation and amortization expenses (“EBITDA”) and not more than 25% of any such positive balance will be paid as bonus compensation individually or collectively to Loudeye’s executive leadership team (including Mr. Brochu). In the event that Mr. Brochu is terminated by Loudeye without cause, or he resigns for good reason, dies or becomes disabled, Mr. Brochu will be entitled to severance equal to eight months base salary. This severance amount will increase to 12 months of base salary on December 31, 2006. In the event Mr. Brochu is terminated in connection with a change of control or terminates his employment for good reason following a change of control, Mr. Brochu will be entitled to severance equal to 12 months of base salary. Mr. Brochu has agreed not to compete with Loudeye or solicit customers or employees of Loudeye for one year following termination of employment. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions. Mr. Brochu will be entitled to participate in all benefit plans or arrangements applicable to senior executives of Loudeye.
      Chris J. Pollak. On November 18, 2005, Loudeye entered into an Amended and Restated Executive Employment Agreement with Mr. Pollak, pursuant to which Mr. Pollak serves as Chief Financial Officer. Mr. Pollak joined Loudeye as Vice President, Finance in January 2005. The employment agreement provides for a base salary of $175,000. Following annual compensation review by the Compensation Committee and Chief Executive Officer, Mr. Pollak’s base salary will be raised to $200,000 effective March 15, 2006. Mr. Pollak received a stock option grant to purchase 150,000 shares of Loudeye’s common stock at an exercise price per share of $0.47. This option grant has a ten year term from the date of grant and vests over a four year period — 25% at November 18, 2006, and monthly thereafter for 36 consecutive months. Mr. Pollak also received a restricted stock award of 50,000 shares which vests 25% at July 21, 2006, and quarterly thereafter for 12 consecutive quarters. If Mr. Pollak is terminated without cause in connection with a change of control of Loudeye or Mr. Pollak terminates his employment for good reason in connection with a change of control, his stock options and restricted stock grant will vest in full. The employment agreement provides for the opportunity to receive a bonus of up to 50% of base salary if Mr. Pollak meets target performance goals identified by the compensation committee of the board of directors and up to 100% of base salary if Mr. Pollak meets maximum performance goals identified by the compensation committee of the board of directors. The actual amount of performance bonuses will be determined by the compensation committee of the board, provided that no bonuses will be paid in the event Loudeye does not have a positive EBITDA balance and not more than 25% of Loudeye’s positive EBITDA balance will be distributed as bonus compensation individually or collectively to Loudeye’s executive leadership team, including Mr. Pollak. In addition, Mr. Pollak will be entitled to receive a bonus of $40,000 upon the earliest of the following: (i) filing of Loudeye’s annual report on Form 10-K for the year ended December 31, 2005, (ii) filing of Loudeye’s last public filing prior to a Change of Control, or (iii) termination by Loudeye of Mr. Pollak’s employment without “Cause” or for failure to meet “performance or quarterly goals.” In the event that Mr. Pollak is terminated by Loudeye without cause, or he resigns for good reason, or is terminated in connection with a change of control or terminates his employment for good reason following a change of control, Mr. Pollak will be entitled to severance equal to six months base salary if the termination occurs prior to December 31, 2006, and nine months base salary if the termination occurs after January 1, 2007. Mr. Pollak has agreed not to compete with Loudeye or solicit customers or employees of Loudeye for one year following termination of employment. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions. Mr. Pollak will be entitled to participate in all benefit plans or arrangements applicable to senior executives of Loudeye.
      Charles Edward Averdieck. On March 15, 2006, Loudeye entered into an Amended and Restated Executive Services Agreement with Mr. Averdieck, pursuant to which Mr. Averdieck serves as Managing Director Europe. Mr. Averdieck joined Loudeye as Director International Sales and Marketing in June 2004 following Loudeye’s acquisition of OD2. The employment agreement provides for a base salary of £123,750 (approximately $215,900 based on March 1, 2006 exchange rates). Mr. Averdieck received a stock option grant to purchase 300,000 shares of Loudeye’s common stock at an exercise price per share of $0.46. This option grant has a ten year term from the date of grant and vests over a four year period — 25% at December 1, 2006, and monthly thereafter for 36 consecutive months. Mr. Averdieck also received a restricted stock award of 100,000 shares which vests 25% at December 1, 2006, and quarterly thereafter for 12 consecutive quarters. The employment agreement provides for the opportunity to receive a bonus of up to 50% of base salary if Mr. Averdieck meets target performance goals identified by the compensation committee of the board of directors and up to 100% of base salary if Mr. Averdieck meets maximum performance goals identified by the compensation committee of the board of directors. The actual amount of performance bonuses will be determined by the compensation committee of the board, provided that no bonuses will be paid in the event Loudeye does not have a positive EBITDA balance and not more than 25% of Loudeye’s positive EBITDA balance will be distributed as bonus compensation individually or collectively to Loudeye’s executive leadership team, including Mr. Averdieck. In the event that Mr. Averdieck is terminated by Loudeye without cause, or he resigns for good reason, or is terminated in connection with a change of control or terminates his employment for good reason following a change of control, Mr. Averdieck will be entitled to severance equal to six months base salary if the termination occurs prior to December 31, 2006, and nine months base salary if the termination occurs after January 1, 2007. In addition, in the event Mr. Averdieck is terminated by Loudeye without cause or Mr. Averdieck terminates his employment for good reason or in the event of a change in control, Mr. Averdieck’s stock options and restricted stock grant will vest in full. Mr. Averdieck has agreed not to compete with Loudeye or solicit customers or employees of Loudeye for six months following termination of employment if such termination occurs in 2006 and nine months if such termination occurs after January 1, 2007. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions. Mr. Averdieck will be entitled to participate in all benefit plans or arrangements applicable to senior executives of Loudeye.
      Loudeye has entered into indemnification agreements with each of its directors, current executive officers and certain other officers. Generally, the purpose of the indemnification agreements is to provide the maximum indemnification permitted by law to Loudeye’s directors and officers with respect to actions they take or omit to take in their capacities as officers and directors. The indemnification agreements provide that Loudeye will pay certain amounts incurred by an officer in connection with any civil or criminal action or proceeding, specifically including actions by Loudeye or in its name (derivative suits), where the individual’s involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorneys’ fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he or she is found not to have acted in good faith and in a good manner he or she reasonably believed to be in or not opposed to Loudeye’s best interests. The individual will only be indemnified in connection with any criminal proceeding if such individual had no reasonable belief that his or her conduct was unlawful.
Stock Option Grants
      The following table shows all stock options granted during the fiscal year ended December 31, 2005 to the Named Executive Officers. No stock appreciation rights were granted during the last fiscal year.
Option Grants in the Last Fiscal Year

	Individual Grants(1)
							Potential Realizable
	Number of		Percent of				Value at Assumed
	Securities		Total Options				Annual Rates of Stock
	Underlying		Granted to	Exercise	Grant Date		Price Appreciation for
	Options		Employees in	of Base	Market		Option Term(2)
	Granted		Fiscal Year	Price	Price	Expiration
Name	(#)(3)		(%)(4)	($/sh.)	($/sh.)	Date	5% ($)	10% ($)

Michael A. Brochu	1,500,000	(5)	20.37%	$1.53	$1.53	1/31/2015	$1,443,325	$3,657,655
Chris J. Pollak	150,000	(6)	2.04%	$0.47	$0.47	11/18/2015	44,350	112,375
	50,000	(6)	0.68%	$0.80	$0.80	7/29/2015	25,168	63,766
	175,000	(5)	2.38%	$1.53	$1.53	1/31/2015	168,399	426,740
Charles Edward Averdieck	300,000	(6)	4.07%	$0.46	$0.46	12/15/2015	57,871	146,640
Jason E. McCartney	300,000	(6)	4.07%	$1.00	$1.00	9/15/2015	188,681	478,139
Eric S. Carnell	—		—	—	—
Jeffrey M. Cavins	—		—	—	—

(1)	The options have a 10-year term, but are subject to earlier termination in connection with termination of employment.

(2)	The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent upon a number of factors, including the future performance of the

Common Stock and the timing of option exercises, as well as the optionees’ continued employment throughout the vesting period. These are calculated based on the requirements promulgated by the SEC and do not reflect Loudeye’s estimate of future stock price appreciation.

(3)	The options vest 25% on the one year anniversary of the date of grant and then quarterly thereafter over three additional years. In the event of a change of control of Loudeye, as defined in Loudeye’s 2005 Incentive Award Plan, vesting will accelerate on 25% of the unvested shares under the option grant. In the event an acquiring entity in a change of control does not assume these options, vesting in the unaccelerated options will accelerate 100%.

(4)	The Company granted stock options representing 7,364,000 shares to employees in the fiscal year ended December 31, 2005.

(5)	These option were granted under Loudeye’s 2000 Stock Option Plan.

(6)	These options were granted under Loudeye’s 2005 Incentive Award Plan.

Stock Option Exercises and Holdings
      The following table shows stock options exercised during the fiscal year ended December 31, 2005 and unexercised options held at the end of the year by each of the Named Executive Officers. No stock appreciation rights were outstanding at fiscal year end.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options
	Shares	Value	December 31, 2005		at December 31, 2005(2)
	Acquired on	Realized
Name	Exercise (#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael A. Brochu	—	—	125,000	1,500,000	—	—
Chris J. Pollak	—	—	0	375,000	—	—
Charles Edward Averdieck	—	—	80,625	434,375	—	—
Jason E. McCartney	—	—	158,350	591,650	—	—
Eric S. Carnell	—	—	66,667	133,333	—	—
Jeffrey M. Cavins	1,790,623	$2,138,442	0	0	—	—

(1)	The “value realized” reflects the appreciation on the date of exercise (based on the excess of the fair market value of Common Stock on the date of exercise over the exercise price). However, because the Named Executive Officers may keep the shares they acquired upon the exercise of the options (or sell them at a different price), these amounts do not necessarily reflect cash realized upon the sale of those shares.

(2)	Based on the $0.38 closing price of Loudeye common stock as of December 30, 2005.

Description of Equity Compensation Plans
      The table below sets forth certain information as of December 31, 2005 regarding the shares of our common stock available for grant or granted under stock option plans that (i) were approved by Loudeye’s stockholders, and (ii) were not approved by Loudeye’s stockholders.
Equity Compensation Plan Information

				Number of Securities
	Number of			Remaining Available for
	Securities to be			Future Issuance Under
	Issued Upon		Weighted-Average	Equity Compensation
	Exercise of		Exercise Price of	Plans (Excluding
	Outstanding Options,		Outstanding Options,	Outstanding Options,
	Warrants and Rights		Warrants and Rights	Warrants and Rights)(1)

Equity compensation plans approved by security holders	12,318,756		$1.12	11,667,589
Equity compensation plans not approved by security holders	221,573	(2)	$0.001	—

Total	12,540,329		$1.10	11,667,589

(1)	Excludes securities reflected in the first column of the table.

(2)	Represents options to purchase common stock issued to former OD2 shareholders in connection with our acquisition of OD2 in June 2004.
Stock Plans

Incentive Award Plans
      Under our 2005 Incentive Award Plan, the board and its compensation committee as its designee may grant to employees, consultants, and directors of Loudeye and its subsidiaries incentive and nonstatutory options to purchase our common stock, restricted stock awards to purchase shares of Loudeye common stock that are subject to repurchase and are nontransferable until such shares have vested, and other forms of equity compensation awards. In addition, Loudeye maintains a 2000 Stock Option Plan, a 1998 Stock Option Plan, an Employee Stock Option Plan and a Director Stock Option Plan.
      At December 31, 2005, options to purchase up to 12,318,756 shares of our common stock were outstanding under our various stock option plans and restricted stock awards for an aggregate of 1,450,000 shares of our common stock were outstanding under our 2005 Incentive Award Plan. In addition, at December 31, 2005, an aggregate of 11,667,589 shares were reserved for issuance under our 2005 Incentive Award Plan.
      Our 2005 Incentive Award Plan provides for an automatic annual increase on the first day of each of fiscal year beginning in 2006 equal to the lesser of 5.0 million shares or 2% of our outstanding common stock on the last day of the immediately preceding fiscal year or a lesser number of shares as our board determines. As a result, on January 1, 2006, the number of shares reserved under our 2005 Incentive Award Plan automatically increased by 2,307,361 million shares of our common stock. Option grants under the plans have terms of ten years and generally vest over three to four and one half years.
      An aggregate of 221,573 shares of common stock are issuable upon the exercise of stock options held by former OD2 shareholders. These stock options were initially issued under the On Demand Distribution Limited Employee Share Option Plan and were assumed by Loudeye as part of our acquisition of OD2. All of the options are immediately exercisable at an exercise price of $0.001 per share. The option grants have terms of ten years from the date of original grant.

2000 Employee Stock Purchase Plan
      In December 1999, the board approved the creation of the 2000 Employee Stock Purchase Plan (ESPP). At December 31, 2004, the total number of shares reserved for issuance was 1,375,175, and a total of 427,120 shares have been issued under the ESPP. On January 27, 2005, our board of directors terminated the ESPP. As a result, the 948,055 shares previously reserved for issuance under the ESPP have reverted to our authorized but unissued capital stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      Introductory Note: The following report is not deemed to be incorporated by reference by any general statement incorporating by reference this annual report on Form 10-K into any filing under the Securities Act or under the Exchange Act, except to the extent that Loudeye specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such laws.

General Compensation Policy
      Loudeye’s compensation policy is designed to attract and retain qualified key executives critical to Loudeye’s growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive’s compensation contingent upon Loudeye’s performance as well as upon the individual’s personal performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (i) base salary, which reflects individual performance and expertise, (ii) variable bonus awards payable in cash which are tied to Loudeye’s overall performance and individual performance objective, subject to limitations on the amount of cash bonuses tied to Loudeye’s positive EBITDA balance, and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and Loudeye’s stockholders.
      The summary below describes in more detail the factors that the Compensation Committee considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary
      The level of base salary is established primarily on the basis of the individual’s qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at similar companies and the incentives necessary to attract and retain qualified management. Base salary is reviewed each year to take into account the individual’s performance and to maintain a competitive salary structure. Loudeye’s performance does not play a significant role in the determination of base salary.

Long Term Incentive Compensation
      Loudeye has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder value. The Compensation Committee believes granting non-cash equity compensation as a primary component of executive’s overall compensation, as opposed to cash bonuses, is in the best interests of the Company and its stockholders in most cases. Awards under the plans have historically been in the form of stock options designed to give the recipient a significant equity stake and thereby closely align his or her interests with those of Loudeye’s stockholders. Option grants allow the recipient to acquire shares of common stock at a fixed price per share (typically the fair market value on the date of grant) over a specified period of time (up to 10 years). Since fair market value stock options can only produce value to an executive if the price of Loudeye’s stock increases above the exercise price, option grants provide a direct link between executive compensation and Loudeye’s stock price performance.
      Following approval by Loudeye’s stockholders of Loudeye’s 2005 Incentive Award Plan in May 2005, the Compensation Committee approved restricted stock awards to certain executive and key employees in lieu of options. A restricted stock award is a grant of a right to receive shares that vests over time. Restricted stock awards are direct awards of shares of common stock and no exercise price is payable. As the stock award vests, the individual receives Loudeye Common Stock that they own outright. The Compensation Committee believes that stock awards may represent a better way to provide significant equity compensation to individuals that provides more predictable long-term reward than stock options.

      Stock options and restricted stock awards typically vest in periodic installments over a four-year period, contingent upon continued employment. Vesting may accelerate based on the terms of employment contracts or separate option or restricted stock award agreements.
      Factors considered in making stock option and restricted stock awards include the individual’s position, his or her performance and responsibilities, competitive employment opportunities and internal comparability considerations. Loudeye believes that stock options and restricted stock awards directly motivate an executive to maximize long-term stockholder value. The awards also utilize vesting periods that encourage key executives to continue their employment with Loudeye.

Cash Based Incentive Compensation
      Historically, Loudeye has awarded cash bonuses on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and Loudeye’s success in achieving specific company-wide goals for revenue growth and profitability. Goals are established at the beginning of each year. Annual bonus payments under the incentive plan are generally computed as a percentage of the executive’s base salary, with the actual percentages being a function of the extent to which goals were achieved as well as other significant accomplishments.
      Beginning with the appointment of Michael Brochu as Loudeye’s President and Chief Executive Officer in January 2005, cash based performance compensation for Loudeye’s executive leadership team (including Mr. Brochu) will be based primarily on Loudeye’s overall performance. Each year the compensation committee sets both a performance target and maximum performance goal for executives for the fiscal year. If, based on Loudeye’s audited financial statements, the performance target is met, and if Loudeye’s EBITDA is positive (as determined in accordance with Generally Accepted Accounting Principles (“GAAP”)), executives will be eligible for an annual bonus of up to fifty percent (50%) of their base salary. If, based on Loudeye’s audited financial statements, the maximum performance goal is met, and if Loudeye’s EBITDA is positive, executives will be eligible for an annual bonus of up to one hundred percent (100%) of their base salary.
      The compensation committee has established limitations on the foregoing cash based incentive compensation to provide that in any year no more than twenty five percent (25%) of that year’s total positive EBITDA balance be paid as bonus compensation individually or collectively to Loudeye’s executive leadership team (including the Chief Executive Officer and Loudeye’s other senior executives). Any potential bonus amount that is not payable because it would exceed 25% of that year’s total positive EBITDA balance will not be earned and will not be accrued by the Company.

Compensation of the Chief Executive Officer
      Jeffrey M. Cavins served as the Company’s Chief Executive Officer until his resignation on January 31, 2005. His base salary was $250,000. Mr. Cavins did not receive any cash bonus compensation in 2005. Effective January 31, 2005, Mr. Cavins resigned for good reason as the President and Chief Executive Officer and as a member of the Company’s board of directors. Loudeye agreed to pay Mr. Cavins a total of one year of base compensation as severance, less lawful withholdings, all of which was paid in 2005. As additional severance, the Company agreed to extend until December 31, 2005 the period during which Mr. Cavins may exercise any stock options that vested on or before March 17, 2005, the period through which Mr. Cavins remained a consultant to Loudeye.

      On January 31, 2005, Michael A. Brochu was appointed as Loudeye’s Chief Executive Officer. Loudeye and Mr. Brochu entered into an amended and restated executive employment agreement dated March 30, 2005, pursuant to which Mr. Brochu is employed as Loudeye’s President and Chief Executive Officer. The executive employment agreement provides for a base salary of $325,000 together with a signing bonus of $25,000. The initial term of the executive employment agreement ran until December 31, 2005, and the agreement has been renewed through December 31, 2006. Mr. Brochu received an option grant to purchase 1,500,000 shares of Loudeye’s common stock for an exercise price of $1.53 per share. This option vests over a four year period — 25% as of January 31, 2006, and the remainder monthly thereafter over three years. Mr. Brochu also received a restricted stock award of 750,000 shares which vested 25% on January 31, 2006, and vests quarterly thereafter for 12 consecutive quarters. If Mr. Brochu is terminated in connection with a change of control of Loudeye or otherwise terminated without cause or if Mr. Brochu terminates his employment for good reason, his stock options and restricted stock grant will vest in full. The employment agreement provides for the opportunity to receive a bonus of up to 50% of base salary if Mr. Brochu meets target performance goals identified by the Compensation Committee of the Board and up to 100% of base salary if Mr. Brochu meets maximum performance goals identified by the Compensation Committee of the Board. The actual amount of performance bonuses will be determined by the Compensation Committee of the Board, provided that no bonuses will be paid in the event Loudeye does not have a positive balance of earnings before interest, tax, depreciation and amortization expenses (“EBITDA”) and not more than 25% of any such positive balance will be paid as bonus compensation individually or collectively to Loudeye’s executive leadership team (including Mr. Brochu). In the event that Mr. Brochu is terminated by Loudeye without cause, or he resigns for good reason, dies or becomes disabled, Mr. Brochu will be entitled to severance equal to eight months base salary. This severance amount will increase to 12 months of base salary on December 31, 2006. In the event Mr. Brochu is terminated in connection with a change of control or terminates his employment for good reason following a change of control, Mr. Brochu will be entitled to severance equal to 12 months of base salary. Mr. Brochu has agreed not to compete with Loudeye or solicit customers or employees of Loudeye for one year following termination of employment. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions. Mr. Brochu will be entitled to participate in all benefit plans or arrangements applicable to senior executives of Loudeye.
      The factors discussed above in “Base Salary,” “Cash-Based Incentive Compensation,” and “Long-Term Incentive Compensation” were applied in establishing the amount, and determining the continuing appropriateness of, Mr. Brochu’s compensation. Significant factors in establishing Chief Executive Officer compensation were compensation levels at similarly situated companies and assigned responsibilities. The compensation committee engaged an outside independent consulting firm to assist in reviewing the appropriate level of cash and equity compensation for Mr. Brochu. As part of this review, the independent consulting firm also reviewed compensation levels for other members of Loudeye’s executive management team. The consulting firm reviewed a variety of benchmarks including compensation levels of chief executive officers in comparable businesses. The Compensation Committee received a written report from the independent consulting firm concerning Mr. Brochu’s compensation arrangement which indicates that, in the opinion of the independent consulting firm, Mr. Brochu’s compensation is fair and reasonable based upon competitive practices in the marketplace. In November 2005, prior to the annual expiration date of Mr. Brochu’s employment agreement, the Compensation Committee reviewed the overall compensation package available to Mr. Brochu, including in contexts such as a change of control of Loudeye, and unanimously voted to renew the terms of Mr. Brochu’s contract for an additional year extending through December 31, 2006.

Deductibility of Executive Compensation
      Loudeye has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). As the cash compensation paid by Loudeye to each of its executive officers is expected to be below $1 million and the committee believes that options granted to such officers will meet the requirements for qualifying as performance-based, the committee believes that Section 162(m) will not affect the tax deductions available to Loudeye with respect to the compensation of its executive officers. It is Loudeye’s policy to qualify, to the extent reasonable, the executive officers’ compensation for deductibility under applicable tax law. However, Loudeye may from time to time pay compensation to its executive officers that may not be deductible.

The Compensation Committee of the Board of

Directors of Loudeye Corp.
Johan C. Liedgren, Chairman
Kurt R. Krauss
Frank A. Varasano
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee of the Board currently consists of Johan C. Liedgren (chairman), Kurt R. Krauss and Frank A. Varasano. No member of the committee or executive officer of Loudeye has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

PERFORMANCE GRAPH
      Introductory Note: The stock price performance graph below is required by the SEC and will not deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Loudeye specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such laws.
      Set forth below is a graph comparing the cumulative total return to stockholders on the Common Stock with the cumulative total return of the Nasdaq Stock Market (U.S. companies) Index, Internet Holders Trust (Amex: HHH), and the RDG Internet Composite Index, in each case for the period beginning on March 15, 2000 (the date of Loudeye’s initial public offering and based upon the price to the public in the initial public offering of $16.00 per share), and ending on December 31, 2005.
      The comparisons shown in the graph below are based upon historical data and Loudeye cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of Loudeye’s Common Stock. Information used in the graph was obtained from a source believed to be reliable, but Loudeye is not responsible for any errors or omissions in such information.
Comparison of 5 Year Cumulative Total Return*
Among Loudeye Corp., The NASDAQ Stock Market (U.S.) Index,
the RDG Internet Composite Index and Internet Holders Trust

*	$100 invested on 12/31/00 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

AUDIT MATTERS
Report of the Audit Committee
      Introductory Note: The following report is not deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Loudeye specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such laws.
      The audit committee of the Board operates under a written charter which was most recently adopted by the Board in January 2004 and was included as an exhibit to Loudeye’s Proxy Statement for its 2004 Annual Meeting. The audit committee charter is also available through Loudeye’s website at http://www.loudeye.com/en/aboutus/corpgovernance.asp. From January 1 through April 12, 2005, the members of the audit committee were Kurt R. Krauss and Johan C. Liedgren. Jason S. Berman was appointed to the audit committee on April 12, 2005. Each of the members of the audit committee was independent as defined by the Nasdaq Marketplace Rules.
      The audit committee is responsible for the appointment, compensation, retention and oversight of the accounting firm to be engaged as Loudeye’s independent registered public accounting firm, currently Moss Adams LLP. The independent registered public accounting firm is responsible for performing an independent audit of Loudeye’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States)(PCAOB) and issuing a report thereon. Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, our independent registered public accounting firm is also responsible for performing an audit of our internal control over financial reporting in accordance with the standards of the PCAOB. Management is responsible for Loudeye’s internal control over financial reporting and for establishing disclosure controls and procedures. Management is also responsible for conducting an assessment of Loudeye’s internal control over financial reporting as of December 31, 2005. The audit committee is responsible for monitoring and overseeing these processes. As disclosed in Loudeye’s annual report on Form 10-K for the year ended December 31, 2005, management has concluded that Loudeye’s internal control over financial reporting was effective as of the end of the most recent fiscal year. Moss Adams LLP has issued an attestation report on management’s assessment of Loudeye’s internal control over financial reporting which appears in Loudeye’s annual report on Form 10-K.
      The audit committee held four regular meetings and five special meetings during the last fiscal year. Each meeting was designed to facilitate and encourage communication between the audit committee, management and the independent registered public accounting firm. Management represented to the audit committee that Loudeye’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee reviewed and discussed the audited consolidated financial statements for fiscal year 2005 with management and the independent registered public accounting firm. The audit committee also met in executive session with Moss Adams LLP without management present.
      The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards Nos. 61, 89 and 90, as amended.
      The audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the audit committee has discussed with Moss Adams LLP, and with Loudeye, the issue of independence from Loudeye.

      Commencing in January 2003, in each case where approval was sought for the provision of non-audit services, the audit committee considered whether the independent registered public accounting firm’s provision of such services to Loudeye was compatible with maintaining the accounting firm’s independence, and determined that it was compatible.
      Based on its review of the audited consolidated financial statements and the various discussions noted above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF LOUDEYE CORP.

Kurt R. Krauss, Chairman
Jason S. Berman
Johan C. Liedgren
Independent Registered Public Accountants Fees
      Moss Adams LLP has served as Loudeye’s independent registered public accountants since August 2004 and has been selected by the Audit Committee to continue as Loudeye’s independent registered public accountants for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP served as Loudeye’s independent registered public accounting firm from June 2002 to August 2004.
      Representatives of Moss Adams LLP will be at the Annual Meeting and will be given an opportunity to make a statement, if so desired. The representatives will also be available to respond to appropriate questions.
      The following table presents fees billed for professional services rendered by Loudeye’s principal accountant for the fiscal years ended December 31, 2005 and 2004. Moss Adams LLP (“Moss”) was Loudeye’s principal accountant for the fiscal year ended December 31, 2005, and for the period August 31, 2004 to December 31, 2004. PricewaterhouseCoopers LLP (“PWC”) was Loudeye’s principal accountant for the period January 1, 2004 to August 31, 2004

	2005	2004

	Moss	Moss	PWC

Audit Fees	$615,915	$358,497	$142,025
Audit Related Fees	82,745	46,261	138,487
Tax Services	—	—	5,500

Total Fees	$698,660	$404,758	$286,012

      The Audit Committee approved all services provided by Moss Adams LLP during 2005 and 2004 and all services provided by PricewaterhouseCoopers LLP in 2004 through the August 31, 2004 effective date of PricewaterhouseCoopers LLP’s resignation as Loudeye’s independent registered public accounting firm.
      Audit Fees. Audit fees include fees and expenses for professional services rendered in connection with the audit of Loudeye’s financial statements for those years, reviews of the financial statements included in each of Loudeye’s Quarterly Reports on Form 10-Q during those years and fees for services related to comfort letters, registration statements, consents and assistance with and review of documents filed with the SEC.

      Audit Related Fees. Audit related fees in 2005 consisted of review performed in connection with various registration statements filed by Loudeye in connection with registration of the resale of shares issued to former shareholders of OD2, in connection with private placement transactions conducted in 2004, and in connection with a registration statement on Form S-8 relating to Loudeye’s 2005 Incentive Award Plan. Audit related fees in 2004 consisted of review performed in connection with various registration statements filed by Loudeye in connection with registration of the resale of shares issued to former shareholders of OD2, in connection with private placement transactions conducted in 2004, and in connection with a registration statement on Form S-8 relating to Loudeye’s 2000 Stock Option Plan.
      Tax Fees. Tax fees consist of services provided for tax compliance, tax advice and tax planning.
Audit Committee Pre-Approval Policies
      The Audit Committee on an annual basis reviews audit and non-audit services performed by the independent registered public accountants. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of the performance of such services on the registered public accountants’ independence. The Audit Committee has considered the respective roles of Moss Adams LLP and PricewaterhouseCoopers LLP in providing services to Loudeye for the fiscal year ended December 31, 2005 and has concluded that such services are compatible with their independence as Loudeye’s registered public accountants. The Audit Committee has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit services provided by Moss Adams LLP and PricewaterhouseCoopers LLP in fiscal 2005.
FUTURE STOCKHOLDER PROPOSALS; OTHER MATTERS
Stockholder Proposals
      The Board knows of no other proposals that will be presented for consideration at the Annual Meeting. If any other proposals are properly brought before the Annual Meeting, the proxy holders intend to vote on such proposals in accordance with their best judgment.
      Rule 14a-8 under the Exchange Act requires that a stockholder proposal intended to be included in the Proxy Statement for the 2007 Annual Meeting be received at Loudeye’s executive offices no later than February 28, 2007. The proposal may be omitted from the Annual Meeting Proxy Statement if the submitting stockholder does not meet the applicable requirements under Rule 14a-8.
      Loudeye’s Bylaws also establish an advance notice procedure with respect to certain stockholder proposals and director nominations. If a stockholder wishes to have a stockholder proposal considered at Loudeye’s next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of Loudeye and the proposal must be a proper matter for stockholder action under Delaware law. To be timely, a stockholder’s notice of the proposal must be delivered to, or mailed and received at, Loudeye’s principal executive offices not earlier than March 23, 2007 and not later than April 23, 2007; provided, however, that in the event that (i) the date of the annual meeting is more than 30 days prior to or more than 60 days after the anniversary date of the 2006 Annual Meeting, and (ii) less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the meeting was mailed or such public disclosure was made.

      A stockholder’s notice to the Secretary must set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, and (c) the class and number of shares of Loudeye which are beneficially owned by such person; (ii) as to any other business that the stockholder proposes to bring before the meeting, (a) a brief description of such business, (b) the reasons for conducting such business at the annual meeting, and (c) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (a) the name and address of the stockholder, as they appear on Loudeye’s books, and of such beneficial owner, and (b) the class and number of shares of Loudeye which are owned of record by such stockholder and beneficially by such beneficial owner.
Annual Report on Form 10-K
      Copies of Loudeye’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed with the SEC are being mailed to Loudeye’s stockholders of record with this Proxy Statement and are available to stockholders without charge upon written request addressed to: Corporate Secretary, Loudeye Corp., 1130 Rainier Avenue South, Seattle, Washington 98144.
      IT IS IMPORTANT THAT PROXIES BE AUTHORIZED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

PROXY
LOUDEYE CORP.
THIS PROXY RELATES TO AN ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 28, 2006
The undersigned hereby appoints MICHAEL A. BROCHU, CHRIS J. POLLAK or ERIC S. CARNELL, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of Common Stock of LOUDEYE CORP. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Loudeye Corp. to be held at Loudeye’s offices, 1130 Rainier Avenue South, Seattle, Washington 98144 at 2:30 p.m. (Pacific Time) on Wednesday, June 28, 2006 and any postponements, continuations and adjournments thereof, with all powers which the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
Unless a contrary direction is indicated, this Proxy will be voted for all nominees listed in Proposal 1 as more specifically described in the Proxy Statement. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲
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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

Management recommends a vote for the nominees for director listed below

Proposal 1:	To elect two Class III Directors to serve for a term expiring at the 2009 annual meeting of stockholders and until their successors are elected.

☐ FOR all nominees listed below (except as marked to the contrary below).

☐ WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees:	01 Michael A. Brochu
02 Frank A. Varasano

To withhold authority to vote for any nominee(s) write the names of such nominee(s) below:

This proxy has been solicited by or for the benefit of the Board of Directors of Loudeye. I understand that I may revoke this proxy only by written instructions to that effect, signed and dated by me, which must be actually received by Loudeye prior to commencement of the Annual Meeting.

Signature	Signature	Date

(Please date and sign exactly as name or names appear on your stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full the corporate name by President or other authorized officer. If a partnership, please sign in the partnership name by authorized person. IF THE STOCK IS HELD JOINTLY, BOTH OWNERS MUST SIGN.

▲ Detach here from proxy voting card ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM EST the day prior to annual meeting day.
LOUDEYE CORP. encourages you to vote via the Internet or by telephone.
Each is a cost effective method of voting and saves your Company money.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/loud Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement on the Internet at:
http://www.loudeye.com/aboutus/investorrelations/secfilings.asp